Exhibit 5.1

Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

August 2, 2019

Genius Brands International, Inc.

8383 Wilshire Blvd., Suite 412

Beverly Hills, CA 90211

Ladies and Gentlemen:

We are acting as counsel to Genius Brands International, Inc., a Nevada corporation (the "Company"), in connection with (a) the Registration Statement on Form S-1 initially filed on July 22, 2019 and subsequently amended on August 2, 2019 (as it may be further amended, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering 6,024,097 shares (the "Shares") of the Company’s common stock, par value $0.001 per share (the "Common Stock"), plus an option to purchase from the Company up to 903,615 additional shares of Common Stock to cover over-allotments, if any, and (b) the Underwriting Agreement between the Company and Aegis Capital Corp., as Representative of the several Underwriters, relating to the Shares (the "Underwriting Agreement").

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Nevada, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of Nevada.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.